EXHIBIT 10.1

March 8, 2013

PERSONAL AND CONFIDENTIAL

Ms. Sara E. Armbruster
901 44th St. SE
Grand Rapids, MI 49508

Re: Temporary Assignment

Dear Sara,

This letter is an amendment and restatement to the letter I sent you dated August 21, 2012. Please indicate your acceptance by signing a returning a copy to me.

Assignment:

•	Responsibilities – This assignment relates to advanced development and is under tight disclosure rules.

•	Your title will remain the same - Vice President, WorkSpace Futures and Corporate Strategy

•	The length of the assignment is for one year from September 2012 through August 2013. You will be working in space provided by IDEO.

Base Salary, Performance Review Process, Annual Bonus and Long-Term Incentive:

•	All of these programs will remain the same.

Relocation and Assignment Allowances:

•	Steelcase will lease a home in the Bay Area, and you and your family will be allowed to occupy the home during the length of the assignment. This will include the following:

•	Steelcase has leased an unfurnished home in Los Altos Hills, CA 94022 for $6,000 per month.

•
Instead of renting furniture and other essentials, the company has purchased furnishings for the home that will remain the property of the company. The furnishings will be sold or donated after the end of the assignment.

•
The lease will run from June 15, 2012 to July 31, 2013. This will allow for school registration and move-in prior to the start of the assignment. You and your family will move into the rental home by the end of August 2012 and return from California no later than the end of August 2013.

•	Steelcase has arranged for the lease deposit and monthly payments made to the landlord in accordance with the lease agreement.

•	You will pay all monthly utility bills, and Steelcase will provide reimbursement to you through Brookfield Relocation.

•	One home finding trip for you and one for your spouse.

•	A one-time miscellaneous relocation allowance of $10,000 to cover various settling-in expenses.

Ms. Sara E. Armbruster
March 8, 2013

•	Movement of some household goods from and back to Grand Rapids up to an established budget of $10,000.

•	Airfare for you and each of your family members to relocate to and return from the new location.

•	Shipment of two personal vehicles.

•	Relocation services will be provided by Brookfield Relocation Inc. (formerly Prudential Relocation).

Other Services Provided by the Company During the Temporary Assignment:

•
Property management for your primary residence up to a maximum of $2,800 per year. These services include security checks, lawn maintenance and snow removal. Home repairs are not eligible expenses under this provision.

•
Steelcase will provide your spouse and children with round-trip coach class airfare to return home for the holiday season. It’s anticipated that you will combine work travel with return trips to Grand Rapids.

•	Reimbursement for additional state and local taxes compared to your current rates in Michigan and Grand Rapids. This includes tax preparation assistance for 2012 and 2013 tax years.

•	Tax gross-up on taxable relocation and assignment allowances.

Sara, I’m looking forward to working with you during this assignment. Please let me know if you have any questions or concerns.

Sincerely,

/s/ James P. Hackett

James P. Hackett
President and CEO, Steelcase Inc.

I accept and agree to the terms offered in this letter.

/s/ Sara E. Armbruster                    March 27, 2013

Sara E. Armbruster                    Date